Exhibit 99.2

     EarthShell Corporation Ends Licensing Agreement with Solo Cup Company

     SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 21, 2004--EarthShell(R) Corporation (OTCBB:ERTH), innovators of food service packaging designed with the environment in mind, announced today that it has ended its current licensing agreement with Sweetheart Cup Company, now known as Solo Cup Company. After examining the activity level before and after Solo's acquisition of Sweetheart, a decision was made by EarthShell management to conclude this licensing agreement. This action opens up certain key market segments within the U.S., Canada and Mexico for discussion with potential, new EarthShell licensees.
     EarthShell acknowledges Solo's strong market presence. In turn, EarthShell management intends to resume discussions with Solo later this year when EarthShell anticipates that Solo can provide the EarthShell project the necessary focus and attention. In the interim, EarthShell is actively developing other licensee relationships to install and expand capacity and meet demand.
     In commenting on today's news, Vincent J. Truant, president and chief operating officer of EarthShell Corporation stated, "It is in the best interest of our business and investors to make and implement decisions that will help us achieve our goals on time."
     EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.
     For more information about EarthShell Corporation, please visit www.earthshell.com.

     This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

     CONTACT: EarthShell Corporation
              Media Inquiries:
              Cindy Eikenberg, 410-847-9420
              www.earthshell.com
              or
              Investor Inquiries:
              866-438-3784
              investor@earthshell.com
              or
              Capitoline Communications
              Media Inquiries:
              J.B. Hancock, 703-841-0626
              hancock@alcalde-fay.com